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DISTRICT COURT, LARIMER COUNTY, COLORADO

CASE NO.

ORDER APPOINTING RECEIVER

APOTEX USA INC., a Delaware corporation,

Plaintiff,

v.

AMERICAN VETERINARY PRODUCTS INC., a Colorado corporation,

Defendant.

     THIS MATTER having come before the Court on Verified Ex Parte Motion for Appointment of Receiver (the "Motion"), filed by the plaintiff, Apotex USA Inc., a Delaware corporation ("Lender"), and the Court having considered the matter, upon notice to the defendant, being fully advised in the premises and for other good cause appearing,

     THE COURT HEREBY FINDS:

     A.   Jurisdiction and venue are proper.

     B. Defendant American Veterinary Products Inc., a Colorado corporation ("Borrower"), is the record title owner of certain real property located in Larimer County, State of Colorado, and more particularly described on Exhibit A attached hereto (the "Real Property"), and the personal property contained thereon or used in connection with the operation thereof (the "Personal Property"). The Real Property and Personal Property are collectively referred to herein as the "Property".

     C. In April 1995, Borrower, jointly and severally with Gen/Rx, Inc., a New York corporation ("Gen/Rx"), AUSA Inc., a Delaware corporation ("AUSA"), and Collins Laboratories, a Colorado corporation ("Collins"), executed and delivered to Lender a Line of Credit Note dated April 13, 1995, in the original principal amount of $2,000,000 and a Term Note dated April 13, 1995, in the original principal amount of $500,000 (collectively, the "Notes").

     D. In November 1995, Borrower, jointly and severally, with Gen/Rx, AUSA, and Collins, executed and delivered to Lender a 30-Day Note dated November 17, 1995, in the
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original principal amount of $150,000. In November 1995, Borrower, jointly and severally with Gen/Rx, AUSA, and Collins also executed and delivered to Lender a 30-Day Note dated November 28, 1995, in the principal amount of the aggregate of the unpaid amount of all sums thereafter advanced by Lender on a revolving basis to Borrower, Gen/Rx, AUSA, or Collins. These two Notes are referred to herein as the "30-Day Loan."

     E. The Notes are the subject of and further documented in the Loan Agreement dated April 13, 1995, by and among Lender, Borrower, Gen/Rx, AUSA, and Collins. The Loan Agreement was subsequently amended by letter agreement, dated November 29, 1995, by and among Lender, Borrower, Gen/Rx, AUSA, and Collins (the "Amendment"). In the Amendment, Borrower, Gen/Rx, AUSA, and
Collins acknowledged and agreed that they have borrowed the full amount from the Lender under the Notes and have additionally borrowed from Lender an aggregate approximate amount of $813,783, which amount represents four additional loans made by Lender to Borrower, Gen/Rx, AUSA, and Collins, jointly and severally, and which additional amount shall be due December 22, 1995 (i.e., the 30-day
Loan). The April 13, 1995 Loan Agreement and the Amendment are collectively referred to herein as the "Loan Agreement".

     F.   The Notes are secured by:

          1. An Amended and Restated Deed of Trust to Public Trustee, Security Agreement and Financing Statement, dated April 13, 1995, and recorded in the Office of the Clerk and Recorder for Larimer County, State of Colorado (the "Records") on May 15, 1995, under Reception No. 95027307, and under which Lender is named as the Beneficiary and Borrower is named as the Grantor (the "Deed of Trust"). The Deed of Trust is an amendment and restatement of the Deed of Trust to Public Trustee, Security Agreement and Financing Statement, dated March 23, 1995, and recorded in the Records on March 24, 1995, under Reception No. 95016555, and under which Shermfin Corp., a Delaware corporation ("Shermfin"), is named as the Beneficiary and Borrower is named as the Grantor (the "Original Deed of Trust"). In the Deed of Trust, Shermfin assigned all of its rights in the Original Deed of Trust to Lender;

          2. An Assignment of Leases and Rents, dated April 13, 1995, and recorded in the Records on May 15, 1995, under Reception No. 95027308 (the "Rent Assignment"); and

          3. A Security and Pledge Agreement dated April 13, 1995, with financing statements recorded in the Records (collectively, the "Security Interest").

The Notes, Deed of Trust, Rent Assignment and Security Interest are collectively referred to herein as the "Loan Documents".

     G. The Loan Documents constitute a lien and encumbrance upon the Property.

     H.   Borrower is currently in possession of the Property.

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     I.   Borrower breached its obligations under the Loan Documents by not paying to Lender on September 1 and December 1, 1995, the interest due and owing on the $2.5 million loan represented by the Notes. In addition, Borrower failed to pay on or prior to January 2, 1996, approximately $800,000 of debt to Lender under the 30-day Loan due and owing on December 22, 1995 (plus a 10-day grace period).

     J. Because Borrower is in default under the Loan Documents, Lender has an absolute right to the appointment of a receiver over the Property and all rents, issues profits and income therefrom. See Section 13(d) of the Deed of Trust.

     K. Future payments on the Notes or payments to otherwise protect the Property may not be forthcoming from Borrower. Unless a receiver is appointed, Lender will sustain loss and diminution of its secured interest in the Property.

     L. Section 13(d) of the Deed of Trust provides that Lender is entitled to the appointment of a receiver "ex parte and without notice" to Borrower.

Having considered the Complaint and Motion, Exhibits attached thereto, and the representations of counsel, being fully advised in the premises and for good cause appearing,

     IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

     1. Mr. Jack Roberts, whose address is 2745 22nd Street, Greeley, Colorado, 80631, is hereby appointed receiver over the Property (the "receiver").

     2. The receiver shall forthwith post a bond in the amount of $50,000 with the Court.

     3. The receiver is hereby directed and empowered to take from Borrower, its agents and employees, immediate possession of the Property and all things of value relating to the Property, exclude Borrower, its agents and employees, from such possession, operate the Property and collect the rents, revenues, income, profits and other benefits from the operation and management of the Property.

     4. The receiver is hereby appointed to take charge of and to manage, operate and protect the Property, and is hereby given the powers and authority usually held by receivers and reasonably necessary to accomplish the purpose of this receivership, including the following powers:

          a. to enter upon, take possession of and assume control of the Property and all improvements thereto and all books, records and personal property relating to the Property;

          b. to retain security personnel as necessary to secure the Property;

          c. to the extent necessary, to conduct a full inventory of all personal property comprised in the Property;

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          d.   to take possession of all bank accounts containing funds
associated with the Property and to open, transfer and change all bank and trade accounts relating to the Property, so that all such accounts are the name of the receiver;

          e. to manage, operate, maintain and otherwise control the Property as necessary to prevent diminution of the Property's value including, but not limited to, (i) collection of rents and revenues; (ii) control of distribution from the Property; and (iii) from the date of this order, the payment of taxes, insurance, utility charges and other expenses and costs incurred in managing and preserving the Property, provided however, that the receiver shall obtain the prior written approval of Lender for any such cost or expense in excess of $500.00;

          f. to hire on a contract basis personnel necessary to maintain and preserve the Property and to retain, hire and terminate property management and other personnel, and contract for and obtain such services, utilities, supplies, equipment, and goods as are reasonably necessary to operate, preserve and protect the Property and to make such repairs to the grounds and improvements on the Property as the Receiver may reasonably deem necessary; provided however, no contract shall extend beyond the termination of the receivership unless authorized by Lender and Borrower, which authorization shall be deemed granted as a matter of course, unless an objection to such contract or other agreement is given to the receiver within five (5) business days after the giving of written notice by the receiver of the proposed contract or other agreement to Lender and Borrower and their respective counsel, if any;

          g. to perform ordinary and necessary repairs and maintenance on the Property, subject to the $500.00 limitation set forth above;

          h. to make, enforce, modify, negotiate and enter into such leases of the Property as the receiver may reasonably deem appropriate in connection with the discharge of the receiver's duties; provided, however, no lease shall extend beyond the termination of the receivership unless authorized by Lender and Borrower, which authorization shall be deemed granted as a matter of course, unless an objection to such lease is given to the receiver within ten
(10) business days after the giving of written notice by the receiver of the proposed lease to Lender and Borrower and their respective counsel, if any;

          i. to open, transfer and change all bank and trade accounts relating to the Property, so that all such accounts are in the name of the receiver;

          j. to obtain and renew all insurance policies that the receiver deems necessary for the protection of the Property and for the protection of the interests of the receiver and the parties to this action with respect to the Property, but in no event shall the receiver maintain insurance for the Property in an amount less than that required under the Loan Documents;

          k. upon written notice to Lender, Borrower and such other parties who enter an appearance in this action, to issue receiver's certificates of indebtedness, in exchange for funds advanced by Lender or third parties during the term of this receivership, which receiver's

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certificates shall be a lien upon the Property to the extent permitted by applicable law, shall be payable upon demand, or such other terms as may be approved by the Court, and shall bear interest at the rate of 10% per annum, to fund the expenses of the receivership in excess of the income derived from the Property;

          l. to borrow from Lender, on such reasonable terms as may be mutually acceptable to Lender and the receiver, funds to meet working capital needs of the Property in excess of the income from the Property, such borrowings to be advances under the Loan Documents to be added to the outstanding indebtedness of Borrower pursuant to the Loan Documents or to be evidenced by one or more receiver's certificates as provided in subparagraph k above, as Lender and the receiver may mutually determine;

          m. to apply for, obtain and renew as necessary all licenses and permits required for the operation of the Property, other than product-related licenses or permits for operation of the Property as a factory for pharmaceuticals;

          n. with respect to any operation or activity that is now conducted on the Property or is customarily conducted on similar properties, and that may lawfully be conducted only under governmental license or permit, to continue such operation or activity under the licenses or permits issued to Borrower subject to compliance with the terms thereof;

          o. to enter into contracts for those services necessary to aid the receiver in the administration of the receivership, including the retention of attorneys and accountants, with all reasonable expenses incurred in connection therewith deemed to be expenses of the receivership;

          p. to institute such legal actions as the receiver deems necessary to collect accounts and debts, and enforce leases and other agreements relating to the Property, and to recover possession of the Property from persons who may now or in the future be wrongfully occupying the Property or any part thereof;

          q.   to change any or all locks on the Property;

          r. generally to do such other lawful acts as the receiver reasonably deems necessary to the effective operation and management of the Property and to perform such other functions and duties as may from time to time be required and authorized by this Court, by the laws of the State of Colorado or by the laws of the United States of America; and

          s. to hire a property manager for the Property with the prior written approval of Lender, with the property manager's fee to be paid out of the receiver's fee set forth below.

     5. IT IS FURTHER ORDERED that the receiver is hereby directed to apply the rents, revenues, issues and profits collected by the receiver in connection with the management and operation of the Property: FIRST, to the necessary and reasonable costs of maintaining and preserving the Property, including the fees of the receiver as set forth below; SECOND, to the out-of-pocket expenses of the receiver; THIRD, to the payment of the indebtedness secured by

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the Loan Documents; and FOURTH, to a fund to be held by the receiver in a federally insured, interest-bearing account pending further order of this Court. The receiver's payment to Lender hereunder shall not constitute a cure of Borrower's default.

     6. IT IS FURTHER ORDERED that the receiver's compensation for services under this Order shall be $10 to $15 per hour calculated on the basis of actual hours worked, not to exceed 50 hours during the first month and 20 hours per month thereafter without the prior written approval of plaintiff. In addition, Mr. Roberts will be reimbursed for his out-of-pocket expenses, including without limitation 20 to 25 cents per mile for travel. Mr. Roberts' compensation and reimbursements shall be paid monthly. When the receiver files his final report and motion for discharge as set forth below, the receiver shall file with this Court a fee application for final approval of the fees paid to the receiver during the pendency of the receivership.

     7. IT IS FURTHER ORDERED that commencing February 15, 1996, the receiver shall file on the fifteenth day of each month with this Court a monthly report, and serve same on counsel for Lender, Borrower and all other persons who enter an appearance in this action, concerning the operation of the Property, and shall endeavor to wind up the receivership expeditiously in cooperation with Lender otherwise at the direction of the Court, giving due consideration to the foreclosure proceedings initiated by Lender, and to submit a final report and motion for discharge no later than forty-five (45) days after the date when the foreclosure proceedings have been completed and all rights of redemption have expired.

     8. IT IS FURTHER ORDERED that Borrower, and all persons in active concert and participation with it, including employees, agents, managers, accountants and banks, be, and the same hereby are, ordered to deliver immediately over to the receiver or his agents all receivership property described above, including without limitation, any and all rental payments, lease payments, keys to the Property, accounts receivable, security deposits, trust accounts, bank accounts, personal need accounts, personnel files, operations manuals, financial records, payroll records, records, contracts for outside services and consultants, certificates and licenses, contracts, leases, rent rolls, fixtures, inventory, supplies, furniture and equipment used or associated therewith, and all other things of value relating to the Property (including without limitation such records and other papers in its possession or under its control as may be pertinent to the status of the Property and the receiver's operation and management thereof), and continue to deliver immediately to the receiver all books, rent rolls and other records relating to the operation, maintenance and management of the receivership property, and to permit the receiver to carry out his duties hereunder without interference.

     9. IT IS FURTHER ORDERED that by making this request for the appointment of a receiver, Lender does not render itself liable for the costs and expenses of the receiver nor is Lender required to advance funds to the receiver to meet the working capital needs of the Property.

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     10.  IT IS FURTHER ORDERED that except as may be expressly authorized by this Court hereafter upon notice and a hearing, Borrower, and its agents, employees, representatives or anyone claiming under such are enjoined from:

          a. Collecting any rents, revenues, issues and profits from the Property or withdrawing funds from any bank or other depository account relating to the Property;

          b. Terminating or causing to be terminated any license, permit, lease, contract or agreement relating to the Property or the operation of any of the businesses on the Property; or

          c. Otherwise interfering with the operation of the Property or the receivership's discharge of its duties hereunder.

     11. IT IS FURTHER ORDERED that Sheriff's assistants to enforce the terms of this Order in the form of peace-keeping duties is hereby authorized.

     12. IT IS FURTHER ORDERED that the receiver shall forthwith file an oath of receiver.

     13. IT IS FURTHER ORDERED that Lender or receiver may from time to time request that the Court enter additional orders to supplement, clarify or amend this order.

     14. AND IT IS FINALLY ORDERED that the receiver shall forthwith provide a copy of this order to Borrower and any other persons in possession of the Property or otherwise affected by this order.

     ORDERED this _____ day of January, 1996.

                              BY THE COURT:


                              ----------------------
                              District Court Judge

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